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                                                                       Exhibit 2


                            ASSET PURCHASE AGREEMENT
                            ------------------------

                  Asset Purchase Agreement ("Agreement"), dated as of the 1st day of November 1998, by and among Environmental Control & Abatement, Inc., a Missouri corporation ("EC&A"), Environmental Remediation Service, Inc., a Missouri corporation ("ERS") (EC&A and ERS are collectively referred to herein as "Sellers"), and William A. Lemire, an individual ("Lemire"), and Project Development Group, Inc., a Pennsylvania corporation ("Project Development"), PDG, Inc., a Pennsylvania corporation ("PDG") (Project Development and PDG are collectively referred to herein as "Purchasers") and PDG Environmental, Inc. ("PDGE").

                              W I T N E S S E T H :

                  WHEREAS, EC&A owns and operates a business which conducts environmental remediation and asbestos abatement and ERS owns and operates a business which provides environmental consulting (collectively, the "Businesses"); and

                  WHEREAS, Lemire is the principal and sole shareholder of both EC&A and ERS; and

                  WHEREAS, Project Development desires to purchase and acquire from EC&A and PDG desires to purchase and acquire from ERS, and EC&A and ERS desire to sell and transfer to Project Development and PDG respectively, in exchange for the consideration hereinafter specifically set forth, certain of the assets related to the Businesses, upon the terms and conditions hereinafter set forth.


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                  NOW, THEREFORE, in consideration of, and subject to, the
premises and mutual agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                                    ARTICLE I

                                SALE AND PURCHASE

                  1.1 ASSETS. Sellers hereby agree to sell, transfer, assign, convey and deliver to Purchasers, and Purchasers hereby agree to purchase, acquire and accept from Sellers, certain of the assets of Sellers related to or used in connection with the Businesses (all of such assets, property and business are hereinafter collectively referred to as the "Assets"), upon the terms and subject to the conditions hereinafter set forth. The Assets include all fixed properties and assets of every kind, nature and description, tangible and intangible, used in connection with the Businesses that are owned by Sellers and in which Sellers have any right or interest (to the extent of such right or interest), including, without limiting the generality of the foregoing, the following (but excluding those assets described in Section 1.2 hereof):

                           (a) all of the property and equipment, including,
furniture and fixtures, inventory, leasehold improvements and computer equipment related to and used in connection with the Businesses, including, without limitation, the items listed on Schedule 1.1(a) attached hereto and made a part hereof (the "Equipment and Supplies");

                           (b) all customer lists, supplier lists, engineering
data, customer records, licenses, permits, patents, tradenames (including, but not limited to, "Environmental Control & Abatement, Inc." and "Environmental Remediation Services, Inc."), trademarks, intellectual property, assignable or transferable computer software, including the computer



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software listed on Schedule 1.1(b)(i) (any of Sellers' computer software which is not assignable or transferable is listed on Schedule 1.1(b)(ii) hereto), including, but not limited to, all versions of source code, including annotations and comments, object code, documentation, specifications, flowcharts, logic diagrams and any other information or material used or prepared by programmers or software engineers for internal use in developing, debugging, testing, using or documenting the software and all other intangible assets related to or used in connection with the Businesses, including, without limitation, the items listed on Schedule 1.1(b)(iii) attached hereto and made a part hereof (the "Intangible Assets"); and

                           (c) except as expressly specified in Section 1. 2 or
listed on Schedule 1.2(b)(ii), all (i) customer contracts, (ii) open orders,
(iii) unbilled work in progress and (iv) other agreements, including, without limitation, the items listed on Schedule 1.1(c) attached hereto and made a part hereof and all other customer contracts arising in the normal course of business from the date hereof to the Closing Date (as hereinafter defined) (the "Contracts").

                  1.2 RETAINED ASSETS. Notwithstanding anything to the contrary contained in this Agreement, Purchasers shall not purchase, and Sellers shall retain, Sellers' right, title and interest in and to the following:

                           (a) all of Sellers' cash on hand and other cash
equivalents, overpayments, security deposits, other deposits, retroactive product liability insurance or workmen's compensation insurance premium adjustments and prepaid expenses; and

                           (b) except as set forth on Schedule 1.2(b)(i), all of
Sellers' accounts receivable existing as of the Closing Date, i.e., all amounts owing for services, equipment or licenses which have been fully delivered or requests for reimbursements which have been billed,



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all amounts for services which have been fully performed but not yet billed and all license fees under written Contracts not yet billed including, without limitation, those listed on Schedule 1.2(b)(ii) (collectively, the "Closing Date Accounts"). Purchasers hereby covenant and agree to forward immediately to Sellers any and all amounts received by Purchasers after the Closing Date from or on behalf of the Closing Date Accounts debtors that are attributable to the Closing Date Accounts, not to exceed ten (10) days after receipt by Purchasers of such amounts. Notwithstanding the provisions set forth in Section 1.1(b) to the contrary, for a period of one year following the Closing Date (or such longer period as Sellers may reasonably require for such purposes), the Sellers and Lemire shall be permitted to use their respective former corporate names "Environmental Control & Abatement, Inc." or "Environmental Remediation Services, Inc." solely in connection with (i) tax matters with local, state and federal governmental agencies; (ii) collection of the Closing Date Accounts, subject to prior written approval of Purchasers, which approval will not be unreasonably withheld; and (iii) the negotiation of any checks properly belonging to Sellers; and

                           (c) the claims set forth on Schedule 1.2(c) attached
hereto and made a part hereof.

                  1.3 LIABILITIES ASSUMED BY PURCHASERS; EXCLUDED LIABILITIES. Purchasers agree to assume and discharge in accordance with their terms only the following liabilities of Sellers (hereinafter collectively referred to as the "Assumed Liabilities").

                           (a) all liabilities and obligations arising from
events occurring from and after the Closing Date under EC&A's lease (the "Office Lease"), for the office space located at 520 Laverne Avenue, Hillside, Illinois ("Chicago Office");



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                           (b) all liabilities and obligations (including
support obligations) from and after the Closing Date under the Contracts including without limitation all record-keeping obligations related thereto; and

                           (c) all liabilities and obligations from and after
the Closing Date under the agreements, if any, listed on Schedule 1.3(c).

                  Other than the Assumed Liabilities, Purchasers are not assuming and shall not otherwise become liable for any debts, liabilities or obligations of Sellers or the Businesses, whether now asserted or unasserted, known or unknown, fixed or contingent including, without limitation, those liabilities listed on Schedule 1.3(x), (collectively, the "Excluded Liabilities").

                  1.4 PURCHASE PRICE. The purchase price for the Assets ("Purchase Price") shall be the sum of the following:

                           (a) The sum of One Hundred Fifty Thousand and 00/100
Dollars ($150,000.00), subject to the adjustments described in Section 1.6 hereof (the "Closing Date Purchase Price");

                           (b) Cash equal to the net book value of the Assets
(i.e., Sellers' fixed assets, inventory and unbilled work in progress) as of the Closing Date and as determined in accordance with generally accepted accounting principles (the "Cash Purchase Price"); and

                           (c) The value of the Assumed Liabilities as of the
Closing Date (as hereinafter defined).



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                  1.5 PAYMENT OF PURCHASE PRICE. The Closing Date Purchase Price
shall be paid to Sellers on the Closing Date in the form of cash or fully paid and non-assessable shares of PDGE common stock or a combination thereof. Any such allocation of the Closing Date Purchase Price between cash and PDGE common stock shall be determined in the sole discretion of Purchasers and PDGE and set forth in Schedule 1.5. If any portion of the Closing Date Purchase Price is to be paid in the form of PDGE common stock, the per share price shall be determined on the basis of the average of the bid and ask closing price per share of PDGE common stock for the ten (10) business days immediately preceding the Closing Date. The Cash Purchase Price shall be paid on the Closing Date; provided, however, that the unbilled work in progress as of the Closing Date shall be paid within ten (10) days of Purchasers collecting such amounts; and provided, further, that the certificates representing any shares of PDGE common stock shall be delivered within twenty (20) days following the Closing Date.

                  1.6 ADJUSTMENTS. If the average of the bid and ask per share closing price of the PDGE common stock over the ten (10) business days immediately prior to the first anniversary of the Closing Date (the "First Anniversary Per Share Price") is less than the per share price of any PDGE common stock issued in accordance with Sections 1.4(a) and 1.5 hereof (the "Closing Date Per Share Price"), Purchasers shall pay to Sellers in cash the difference between the First Anniversary Per Share Price and the Closing Date Per Share Price times the number of shares received by Sellers under Section 1.5 hereof (the "Share Price Adjustment"); provided that the Share Price Adjustment shall under no circumstances exceed in the aggregate one third of that portion of the Closing Date Purchase Price which was paid in the form of PDGE common stock and; provided, further, that the calculation of the First Anniversary Per Share



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Price shall take into consideration any and all stock splits, dividends, combinations, reclassifications, exchanges or substitutions with respect to PDGE common stock.

                  1.7 ALLOCATION OF ASSETS AND PURCHASE PRICE. The Purchase Price shall be allocated among the Assets in accordance with the allocations set forth on Schedule 1.7, in compliance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended. Sellers and Purchasers each hereby covenant and agree to file all income tax returns or reports, including, without limitation, IRS Form 8594, for their respective taxable years in which the Closing (as hereinafter defined) occurs to reflect such allocation of the Purchase Price and further that each will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 1.7.

                  1.8 ADDITIONAL COMPENSATION TO LEMIRE. Purchasers shall, each year for three (3) full years (years ending October 31, 1999, 2000 and 2001) following the Closing, pay to Lemire as additional compensation fifty percent (50%) of the Cash Flow (as defined herein) minus any Previous Year's Cash Flow Deficiencies (as hereinafter defined) for the St. Louis Office (as hereinafter defined) and the Chicago Offices. "Cash Flow " for the purposes of this section shall mean the cash flow provided (used) by the operating activities of the St. Louis and Chicago Offices less direct costs of operation, in the ordinary course of business, of the St. Louis and Chicago Offices as determined in accordance with generally accepted accounting principles including, but not limited to, all contract costs including insurance and bonding costs and other expenses directly associated with the operation of the St. Louis and Chicago Offices including salaries, wages and benefits paid to employees in the St. Louis and Chicago Offices but excluding Purchasers' and PDGE's overhead expenses for the St. Louis and Chicago Offices.



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"Previous Year's Cash Flow Deficiencies" for purposes of this section shall mean the aggregate negative Cash Flow. Such additional compensation shall be paid within three (3) months of the end of such fiscal year. PDGE and Purchasers agree that direct costs attributable to the St. Louis and Chicago Offices will be determined consistent with Sellers' historical practices. An example of the Cash Flow computation is attached as Schedule 1.8.


                                   ARTICLE II

                             CLOSING; EFFECTIVE TIME

                  The Closing shall take place at the offices of Thorp Reed & Armstrong, One Riverfront Center, Pittsburgh, Pennsylvania 15222, or at such other location as may be agreed upon by the parties, on or before November __, 1998, at 10:00 a.m. (EST), or on such other date and time as may be agreed upon between Purchasers and Sellers (herein referred to as the "Closing" or the "Closing Date") and shall be effective as of October 31, 1998. Purchasers and Sellers acknowledge and agree that all transactions entered into on the Closing Date pursuant to this Agreement shall be deemed to have occurred simultaneously and shall become effective as of 12:01 a.m. on the Closing Date.


                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF SELLERS AND LEMIRE

                  Sellers and Lemire hereby jointly and severally represent and warrant to Purchasers and PDGE the following, which shall remain true and accurate as of the Closing Date and shall survive the Closing Date as set forth in Section 11.5 hereof:

                  3.1 INCORPORATION; QUALIFICATION. Sellers are corporations duly organized, validly existing and in good standing under the laws of the States of Missouri and have the



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corporate power to own, lease and operate its assets, properties and business and to carry on the Businesses as now being conducted. Sellers are duly licensed or qualified to do business as a foreign corporation and are in good standing in all jurisdictions in which the character of the property or assets now owned or leased by Sellers or the nature of the Businesses require them to be so licensed and qualified. Attached hereto and made a part hereof as Schedule 3.1 are true and complete copies of the articles of incorporation and by-laws of Sellers as in effect on the date hereof, and there are no dissolution, liquidation or bankruptcy proceedings pending, contemplated by or threatened against Sellers.

                  3.2 AUTHORITY TO EXECUTE AND PERFORM THE AGREEMENT; NO BREACH BY SELLERS. Sellers have the corporate power and authority, and have received such approvals and taken such actions as are required, to enter into, execute and deliver this Agreement. This Agreement, when duly executed and delivered, will be the valid and binding obligation of Sellers enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally or by general principles of equity. Except as provided in Schedule 3.2, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Sellers of this Agreement in accordance with its terms and conditions will not
(i) require the approval or consent of any federal, state, county, local or other governmental or regulatory body; (ii) violate any provision of the articles of incorporation or by-laws of Sellers; or (iii) conflict with, result in a breach of or constitute an event of default under any mortgage, lien, lease, agreement or instrument to which Sellers are a party or by which Sellers may be bound.



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                  3.3 ASSETS. Except as provided in Schedule 3.3(i), Sellers have, and shall have as of the Closing, good, valid and marketable title to all of the Assets, free and clear of all liens, encumbrances and claims of third parties. Sellers further represent and warrant that there are no options, conditional rights or other agreements or arrangements of any kind to purchase or acquire from Sellers any of the Assets. The Assets are those properties and assets used by Sellers in the operation of the Businesses, and no other assets are used by Sellers to operate the Businesses as currently conducted by Sellers. Except as set forth on Schedule 3.3(ii), to the best of Sellers' knowledge after due inquiry, the Equipment and Supplies are, taken as a whole, in commercially reasonable operating condition and repair (subject to normal wear and tear) in order to permit the same to be used for the same purposes for which they are currently being used. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3.3, NEITHER SELLERS NOR LEMIRE MAKES ANY EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE EQUIPMENT AND SUPPLIES OR OTHER FIXED ASSETS, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; AND THE EQUIPMENT AND SUPPLIES AND OTHER FIXED ASSETS ARE BEING SOLD AS-IS, WHERE-IS. Notwithstanding the foregoing Sellers and Lemire agree to assign to Purchasers any and all third-party warranties, express or implied, which exist as of the date of this Agreement with respect to any Asset.

                  3.4 CONTRACTS. Other than as listed on Schedule 3.4(i) and purchase, sale and service contracts entered into in the ordinary course of business, Sellers are not party to any material written or oral contract with respect to the Businesses (a) for the future purchase of equipment, materials, supplies or services or (b) for the sale or use of any Assets or other properties of Sellers relating to the Businesses. Sellers have performed all material obligations



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required to be performed by it to date under all the agreements to which Sellers are a party or pursuant to the terms of which Sellers may be bound. All of the Contracts are in full force and effect and there is no material default, nor any event under any Contract which, with notice or lapse of time, or both, will become a material default, by Sellers or, to the best of Sellers' knowledge, by any other party to such Contract. To the knowledge of Sellers, after due inquiry, all of such Contracts are fully assignable by Sellers, except as set forth on Schedule 3.4(ii), and Sellers shall use all reasonable efforts to obtain assignments of the Contracts listed on Schedule 3.4(ii) as soon as possible after the Closing Date. If any such consents or assignments are not obtained for any reason, Sellers shall cooperate with Purchasers in any reasonable arrangement requested by Purchasers to provide Purchasers with the benefits under any such Contracts.

                  3.5 REAL PROPERTY. Schedule 3.5 contains a complete and correct list and legal description of all real properties, buildings and structures leased, in whole or in part, by the Sellers. All leases for real property leased by or to the Sellers are valid and enforceable (and a correct and complete copy of each has either been made available to Purchasers or has been delivered to the Purchasers). Except as otherwise made available to Purchasers, such leases have not been amended or modified and neither the Sellers, nor, to the knowledge of the Sellers, the other party or parties to such leases are in default with respect thereto, nor has any event which, with the passage of time or giving of notice, or both, could constitute such a default occurred. The Sellers own no real property.

                  3.6 CUSTOMERS AND SUPPLIERS. Sellers are not aware of any material change, or threat of any material change, in the relations of Sellers with any sales agent, sales representative, sales distributor or salaried employee of Sellers. Sellers have not received any written notice or, to the knowledge of Sellers, any other notice, of any material dispute, of any



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kind, between Sellers and any of their significant suppliers or any written notice of any material dispute between Sellers and any of their significant customers and none of its significant suppliers or significant customers have, either in writing or otherwise, advised Sellers that it intends to cease its purchases from or sales to Sellers. For purposes of this Section 3.6, "significant customers" and "significant suppliers" shall mean the five largest customers or suppliers based on revenues from products sold to, or purchased from, each Seller.

                  3.7 COMPLIANCE WITH LAWS. To the best of Sellers' knowledge after due inquiry, except as set forth on Schedule 3.7, Sellers are in compliance, in all material respects, with all laws, regulations, orders, judgements, ordinances and decrees of federal, state and local courts, and governmental authorities, relating to the ownership and operation of the Businesses.

                  3.8 PERMITS AND LICENSES. Schedule 3.8 attached hereto and made a part hereof identifies all material permits, licenses, approvals, clearances, stipulations, consents and other governmental authorizations held by Sellers with respect to the Businesses (collectively, the "Permits"). Except as set forth on Schedule 3.8, all of such Permits are valid and in full force and effect with respect to the Businesses. Sellers have no knowledge of any additional Permits, or modifications to existing Permits, necessary for Sellers to operate the Businesses as currently conducted including, but not limited to, those relating to environmental compliance. To the best of Sellers' knowledge after due inquiry, except as set forth on Schedule 3.8, Sellers are now in compliance, in all material respects, with the terms of all such Permits.

                  3.9 ACTIONS AND PROCEEDINGS. To the best of Sellers' knowledge after due inquiry, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving Sellers which would



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have material adverse effect upon any of the Assets or the Businesses. There are no actions, suits, claims or legal, administrative or arbitration proceedings pending, or to Sellers' knowledge, threatened, against or involving Sellers, the Businesses or the Assets which would have a material adverse effect upon the Assets or the Businesses.

                  3.10 MATERIAL CHANGES. Except as set forth on Schedule 3.10, between the date of the unaudited financial statements of Sellers dated August 31, 1998 and the date of this Agreement, there has not been any material adverse change in either Sellers' financial condition or results of operations nor any
(a) material destruction, damage to or loss of any Asset of the Businesses (whether or not covered by insurance), (b) material change in accounting methods or practices of the Businesses including, but not limited to, any change in depreciation or amortization policies or rates, (c) material write-down of the value of any of the Assets, (d) material sale or transfer of any Asset other than in the ordinary course of the Businesses as previously conducted or (e) capital expenditure by Sellers with respect to the Businesses in excess of $1,000 for any individual item or $5,000 in the aggregate.

                  3.11 PATENTS AND TRADEMARKS. To the knowledge of Sellers, after due inquiry, Sellers own, or are licensed to use, all patents, patent applications, trademarks, service marks, tradenames, copy-rights, know-how or trade secrets, applications for registration thereof, licenses and rights which are necessary to the present conduct of the Businesses. Schedule 3.11(a) attached hereto and made a part hereof identifies all patents, registered trademarks, service marks and registered tradenames and business names and copyrights and all pending applications for patents and currently used trademarks, tradenames and business names owned by Sellers with and all license agreements to which Sellers are a party or pursuant to which Sellers are entitled to make use of "intellectual property."



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                           To the knowledge of Sellers, the Businesses are being
carried on without conflict with trade secrets, registered patents, patent applications, licenses, trademarks, service marks, copyrights, business names or tradenames of others. There is no claim or, to the knowledge of Sellers, threatened claim alleging any violation of Sellers in the course of conducting the Businesses of any trade secrets or secrets of others, nor have Sellers misappropriated trade secrets of any other person or entity in connection with or in any way related to the Businesses. To the knowledge of Sellers, after due inquiry, no employee of Sellers is obligated pursuant to the terms of any contract, agreement or understanding or subject to any other obligation, judgment, decree or order of any court or administrative agency that would interfere with the use of the technology included in the current products and processes of Sellers or the Businesses. Schedule 3.11(b) attached hereto and made a part hereof lists each employee of each Business who has executed a proprietary information, secrecy, non-disclosure, confidentiality or like agreement with the Sellers, and a copy of the standard form of such agreement is attached to said Schedule 3.11(b).

                  3.12 ENVIRONMENTAL. There are no civil or criminal actions, notices of violation or administrative proceedings relating to laws, rules and regulations regulating the environment or human health and safety pending or, to the knowledge of Sellers, threatened, by governmental officials or otherwise with respect to either the Businesses or Sellers.

                  3.13 TAX MATTERS. All federal, state, county, foreign and other taxes including, without limitation, income, estimated, excise, sales, use, gross receipts, franchise, employment and payroll and property taxes, whether or not measured in whole or in part by net income, payable by Sellers and with respect to which Sellers may have liability which has become due on or before the date hereof have been paid or are being diligently contested in good faith and



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appropriate proceedings or have been accrued for by Sellers. All tax returns of
Sellers have been filed timely or are subject to a valid extension of the filing date and all such tax returns are true, correct and complete in all material respects.

                  3.14 EMPLOYEES. Schedule 3.14 attached hereto and made a part hereof is a list of all employment, compensation (including any "golden parachute," severance or similar agreements), confidentiality, non-competition, assignment of invention and consulting agreements or arrangements currently in effect by and between either Seller and any person who is now employed or engaged by such Seller, whether written or oral, and a list of each current employee of each Seller. Sellers are not in default with respect to any obligation to any of its employees, including but not limited to those under the instruments or arrangements noted on Schedule 3.14. Except for the unwritten, historical wage and salary annual increases made by Sellers, Sellers have no outstanding commitment or agreement to effect any general wage or salary increase or bonus or any increase in fringe benefits for any of its employees. Sellers have not made any agreement or arrangement with, or promise to, any director, officer, employee or shareholder of Sellers regarding future compensation or payments or fringe benefits of any kind except as specifically noted on Schedule 3.14.

                  3.15 EMPLOYEE BENEFIT PLANS. Schedule 3.15(a) attached hereto and made a part hereof sets forth a correct and complete list of every employee welfare benefit plan and employee pension benefit plan (as defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) of Sellers (and of each trade or business, whether or not incorporated, which together with Sellers would be treated as a single employer under Section 4001 of ERISA ("ERISA Affiliate")) in which employees of Sellers or an ERISA Affiliate participate. Schedule 3.15(b) attached hereto and made a part hereof sets forth a correct



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and complete list of every bonus, deferred compensation, profit sharing, stock option, stock purchase or other employee benefit plan of Sellers and an ERISA Affiliate not subject to ERISA in which employees of Sellers or an ERISA Affiliate participate. Each plan subject to the requirements of ERISA is in substantial compliance with all material reporting, disclosure and other requirements of ERISA, and a current, accurate and complete copy of each such plan has been made available to Purchasers. Each of the employee benefit plans listed in Schedule 3.15(a) which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the respective trust forming a part thereof are currently so qualified and Sellers have not received any notice from the Internal Revenue Service which disqualifies any such plan or the trust related thereto. No employee welfare plan or employee pension benefit plan maintained by Sellers or an ERISA Affiliate which is subject to Title IV of ERISA has been terminated by the plan administrator thereof; no proceedings to terminate any such plan have been instituted; no reportable event within the meaning of Title IV for which a 30-day notice is required has occurred with respect to any such plan; no such plan or the trust thereunder has engaged in any "prohibited transaction" within the meaning of ERISA or the Code for which no statutory or administrative exemption exists under ERISA; no accumulated funding deficiency (as defined by Section 302 of ERISA and Section 412 of the Code) exists with respect to any such plan, whether or not waived; no condition exists which could subject Purchasers or Sellers to penalty under Section 4071 of ERISA; all required premium payments have been made, when due, to the Pension Benefit Guaranty Corporation with respect to any such plan; and all contributions required to be made with respect to any such plan have been made. Sellers have not been a party to nor contributed to any "multiemployer plan" (as defined in Section 3(37) of ERISA), and no liabilities exist with respect to any withdrawals from any multiemployer plans



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which could subject Sellers to controlled group liability under Section
4001(b)(1) of ERISA. With respect to each plan listed in Schedule 3.15(a) or
Schedule 3.15(b), there are no material actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the best of Sellers' knowledge, threatened against Sellers. With respect to each welfare benefit plan to which Sellers are a party which constitutes a group health plan subject to Section 4980B of the Code, Sellers have no liability for tax under
Section 4980B of the Code.

                  3.16 INSURANCE. Schedule 3.16 attached hereto and made a part hereof is a complete and correct list of each insurance policy (including policies providing property, casualty, liability, workers' compensation and bond and surety arrangements) of Sellers with respect to the Businesses. All of such policies are presently in full force and effect.

                  3.17 LABOR MATTERS. Except as set forth on Schedule 3.17 attached hereto and made a part hereof, Sellers are not a party to any collective bargaining agreements pertaining to the Businesses. Sellers are in material compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and Sellers are not engaged in any unfair labor practice. With respect to the Businesses, Sellers do not have any pending labor grievances, arbitration cases, or civil rights or equal employment opportunity charges or cases, and Sellers are not bound by any settlements, consent orders or prior decrees of any court or governmental body requiring any continued observance.

                  3.18 NO DEFAULT. There is no claimed or purported or alleged default, or state of facts which, with notice or lapse of time, or both, would constitute a default, in any material obligation on the part of Sellers to be performed under any instrument, lease, contract, plan or other arrangement to which the Sellers are a party or with respect to the Businesses, or evidencing an Assumed Liability or Asset. Sellers have no knowledge of any default or claimed or purported or alleged default, or state of facts which with notice or lapse of time, or both, would constitute a material default, in any obligation on the part of any third party to be performed under any instrument, lease, contract, plan or other arrangement included in any schedule hereto or evidencing an Assumed Liability or Asset.

                  3.19 NO MISREPRESENTATIONS. Sellers have not made any intentionally or knowingly untrue statement of material fact, in this Agreement or otherwise, to Purchasers regarding the Businesses, the Assets or the Assumed Liabilities, nor have Sellers intentionally or knowingly omitted to state any material facts required to be stated herein or therein or necessary to make such statements, in light of the circumstances under which they were made, not misleading.

                  3.20 BROKERS OR FINDERS. Except as set forth on Schedule 3.20, Sellers are not obligated, directly or indirectly, to any person for brokerage or finders' fees, agents' commissions or any similar charges in connection with the Agreement or the transaction contemplated hereby.

                  3.21 WARRANTIES.

                  (a) Schedule 3.21(a) sets forth the complete text, including all disclaimers and exclusions of the warranty or warranties offered currently by the Sellers in connection with the sale of any product manufactured, marketed or distributed by the Businesses at anytime during the three-year period prior to the date of this Agreement.

                           (b) Schedule 3.21(b) sets forth a summary description
of all individual claims in excess of $1,000 in all claims which in the aggregate exceed $5,000 asserted or, to the best of Sellers' knowledge, threatened against Sellers at anytime during the three year period prior to the date of this Agreement, alleging a breach of any warranty given by Sellers in connection with the sale of any product manufactured or service rendered, marketed or distributed by the Businesses, together with a description of the status or disposition of such claims.

                           (c) Schedule 3.21(c) sets forth a summary description
of all claims in excess of $5,000 asserted or, to the best of Sellers' knowledge, threatened against Sellers at any time during the three-year period prior to the date of this Agreement in respect of personal injury or property damage alleged to have resulted from any product manufactured, marketed or distributed by the Businesses, together with a description of the status or disposition of such claims.

                  3.22 SURETY BONDS. Schedule 3.22 sets forth the complete list of all surety bonds issued on behalf of each Seller within the last three (3) years or that otherwise remain outstanding and the status of each including, but not limited to, whether any claim has been made upon such surety bond.


                  3.23 SHAREHOLDERS OF EACH SELLER. Schedule 3.23 sets forth each and every shareholder or interest holder in each Seller (collectively, the "Shareholders") as well as his or her number of shares owned and percentage interest in each Seller.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF PURCHASERS AND PDGE

                  Purchasers and PDGE hereby jointly and severally represent and warrant to Sellers and Lemire as follows, which shall remain true and accurate as of the Closing Date and shall survive the Closing Date as set forth in
Section 11.5 hereof:

                  4.1 ORGANIZATION. Purchasers and PDGE are corporations duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and the State of Delaware, respectively.

                  4.2 AUTHORITY TO EXECUTE AND PERFORM THE AGREEMENT; NO BREACH BY PURCHASERS. Purchasers and PDGE each has the power and authority, and has received such approvals and taken such actions as are required, to enter into, execute and deliver this Agreement. This Agreement, when duly executed and delivered, will be the valid and binding obligation of the Purchasers and PDGE enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally or by general principles of equity. The execution and delivery of this Agreement, the consummation by Purchasers and PDGE of the transactions contemplated hereby and the performance by Purchasers and PDGE of this Agreement in accordance with its terms and conditions will not (i) require the approval or consent of any federal, state, county, local or other governmental or regulatory body; (ii) violate any provision of the constituent documents of Purchasers or PDGE; or
(iii) conflict with, result in a breach of or constitute an event of default under, any mortgage, lien, lease, agreement or instrument to which Purchasers or PDGE is a party or by which Purchasers or PDGE may be bound.

                  4.3 BROKERS OR FINDERS. Purchasers and PDGE are not obligated, directly or indirectly, to any person for investment banking, brokerage or finders' fees, agents' commissions or any similar charges in connection with the Agreement or the transactions contemplated hereby.

                  4.4 PDGE SHARES AND DISCLOSURE. Any shares of PDGE common stock to be issued in payment of the Closing Date Purchase Price are fully paid and non-assessable shares, have been duly authorized to be issued and are free and clear of all liens and encumbrances. The shares have not been registered under the Securities Act of 1933 and their transfer is subject only to the restrictions on transferability set forth in applicable state and federal securities laws. All disclosures made by PDGE in its filings with the Securities Exchange Commission are true and accurate in all material respects and do not omit to state a material fact necessary to make each statement therein not misleading.


                                    ARTICLE V

                              COVENANTS OF SELLERS

                  Sellers and Lemire jointly and severally covenant and agree as follows:

                  5.1 NO ACTIONS TO MAKE REPRESENTATIONS UNTRUE. Sellers shall not take any action which would cause any of the representations and warranties of Sellers set forth in the Agreement to become untrue or any of the conditions to the Closing to be unsatisfied.

                  5.2 CERTAIN CHANGES.

                           (a) From and after the date of this Agreement, and
until the Closing Date, without the prior written consent of Purchasers, which consent will not be unreasonably withheld, Sellers will not, other than as required or permitted pursuant to the terms hereof:

                                    (i) make any material change in the conduct
of the Businesses;

                                    (ii) incur any indebtedness for borrowed
money, issue any notes, bonds, debentures or other securities or grant any option, warrant or right to purchase any thereof, except in the usual and ordinary course of business;

                                    (iii) make any sale, assignment, transfer or
other conveyance of any of the Assets or any part thereof except in the usual and ordinary course of business;

                                    (iv) subject any of the Assets or any part
thereof to any mortgage, pledge, security interest, encumbrance or lien or suffer such to be imposed, other than such security interests, encumbrances or liens as may arise (i) by operation of law or (ii) to secure Assumed Liabilities;

                                    (v) authorize any capital expenditures
except in the usual ordinary course of business;

                                    (vi) guaranty any indebtedness for borrowed
money or any material obligations of any other person; or

                                    (vii) commit itself to do any of the
foregoing.

                           (b) From the after the date of this Agreement and
until the Closing Date, Sellers will use all reasonable efforts to:

                                    (i) continue to maintain, in all material
respects, the Assets in accordance with present practices in a condition suitable for their current use;

                                    (ii) file, when due or required, all
federal, state, foreign and other tax returns and reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

                                    (iii) continue to conduct the Businesses in
the ordinary course; and

                                    (iv) keep its books of account, records and
files in the ordinary course and in accordance with existing practices.

                  5.3 ACCESS TO INFORMATION.

                  (a) From and after the date hereof and until the Closing Date or earlier termination of this Agreement, Sellers will afford to Purchasers and Purchasers' authorized representatives reasonable access during normal business hours to the officers, employees, books and records of Sellers relating to the Businesses and the Assets and make available to Purchasers or Purchasers' authorized representatives such other information pertaining to the Businesses and the Assets as Purchasers may reasonably request, including, without limitation, the financial statements for Sellers as of September 30, 1998 and for the nine (9) months then ended, so that

Purchasers' accountants may perform an audit in order to properly prepare documents or reports to be filed with governmental authorities.

                           (b) If after the Closing, in order to properly
prepare documents or reports required to be filed with governmental authorities, or to prepare its financial statements, it is necessary that Purchasers be furnished additional information relating to the Businesses, Sellers will use their best efforts to promptly furnish this information to Purchasers, if available.

                  5.4 CONSENTS AND APPROVALS. From and after the date of this Agreement, Sellers shall use their best efforts to obtain all consents, approvals, permits and licenses required to be obtained by Sellers to carry out the transactions contemplated by this Agreement, including, but not limited to, any consents or approvals required for the assignment of the Contracts. Sellers shall, in a timely, accurate and complete manner, make or cause to be made such required filings and prepare such required applications to any governmental agency with which such filings or obligations are required to be made or whose approval or consent is required for the consummation by Sellers of the transactions contemplated by this Agreement and shall provide to Purchasers such information concerning the Assets as Purchasers may require to make such filings and prepare such applications as may be required for the consummation by Purchasers of the transactions contemplated by this Agreement.

                  5.5 CONSUMMATION OF THE TRANSACTION. Sellers shall use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, under applicable law and regulation, to consummate and make effective the transactions contemplated by the Agreement. Sellers will execute and deliver, or cause to be executed and delivered, such assignments, consents or other instruments as Purchasers may reasonably request for the purpose of carrying out the transactions contemplated by the Agreement.


                                   ARTICLE VI

                             COVENANTS OF PURCHASERS

                  Purchasers and PDGE jointly and severally covenant and agree as follows:

                  6.1 NO ACTIONS TO MAKE REPRESENTATIONS UNTRUE. Purchasers and PDGE shall not take any action which would cause any of the representations and warranties of the Purchasers and PDGE set forth in the Agreement to become untrue or any of the conditions to the Closing to be unsatisfied.

                  6.2 POST-CLOSING ACCESS TO INFORMATION. If after the Closing, in order properly to prepare documents or reports required to be filed with governmental authorities or its financial statements, it is necessary that Sellers be furnished additional information relating to the Businesses, Purchasers and PDGE will use reasonable efforts to promptly furnish this information to Sellers, if available.

                  6.3 CONSUMMATION OF THE TRANSACTION. Purchasers and PDGE shall use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, under applicable law and regulation, to consummate and make effective the transactions contemplated by this Agreement. Purchasers and PDGE will execute and deliver, or cause to be executed and delivered, such instruments as Sellers may reasonably request for the purpose of carrying out the transactions contemplated by the Agreement.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

                  7.1. NOTIFICATION OF CERTAIN MATTERS. Each of Sellers and Purchasers agree to give prompt notice to the other of, and to use their respective best efforts to prevent or promptly remedy: (a) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any from the date hereof to the Closing Date and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 7.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  7.2 PUBLIC STATEMENTS. The parties shall consult with each other prior to issuing any press release or any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or public statement prior to such consultation.

                  7.3 ASSIGNMENT OF LEASE. As of the Closing Date, Sellers shall assign to Purchasers all of their rights (including, but not limited to, rights with respect to any deposits or credits) pursuant to the Office Lease. Sellers shall deliver to Purchasers at the Closing certifications from the owner of the property subject to the Office Lease which confirms that (a) the Office Lease is in full force and effect as of the Closing Date, (b) there are not defaults or conditions which would cause an event of default to exist under the Office Lease as of the

Closing Date and (c) Sellers have the consent of such owner and the right to assign the Office Lease to Project Development.

                  7.4 EMPLOYEE BENEFITS. Except as set forth on Schedule 7.4, Purchasers hereby agrees to employ all existing employees of Sellers upon the terms and conditions as determined by Purchasers in its sole discretion. Purchasers shall cause all employees of Sellers as of the Closing who are employed by Purchasers on the day after the Closing to be eligible to participate in all "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) maintained by Purchasers on the day after the Closing on the same terms as similarly situated employees of Purchasers, provided that nothing herein shall prevent Purchasers from (a) terminating the employment of any such employee or (b) amending or terminating such employee pension benefit plans from time to time. For purposes of any length of service requirements for vacation, sick pay or eligibility to participate or vesting, but not for purposes of benefit accrual, in any such employee pension benefit plan, "service" for any employee of Sellers as of the Closing who is employed by Purchasers on the day after the Closing shall include service with the Sellers and any member of the Sellers' controlled group of corporations or trades or businesses under common control (within the meaning of Sections 414(b) and (c) of the Code).


                  7.5 AUDIT. In accordance with Section 5.3(a) hereof, Sellers shall provide Purchasers or its authorized representatives access to all material and information, financial or otherwise, pertaining to the Business and/or Assets, as Purchasers reasonably requests in connection with the preparation of an audit. The reasonable and ordinary cost and expense associated with such audit shall be paid by Purchasers; provided, however, to the extent additional cost and expense is incurred solely as the result of Sellers' misconduct in failing to provide reasonably requested information or documents in a timely manner or in providing false or misleading information or documents, any such amounts shall be paid by Sellers in the form of an adjustment to the Cash Purchase Price.


                  7.6 INSURANCE. On the Closing Date, Purchasers shall provide insurance in substantially equivalent amounts and from comparable carriers to replace all insurances currently procured by Sellers, and Sellers shall have the right to terminate all of its insurances effective as of the Closing Date.


                  7.7 BONDS. On the Closing Date, Purchasers shall reimburse Sellers for a portion of the cost of surety and performance bonds posted by Sellers prior to the Closing Date with respect to Contracts to be completed after the Closing Date, such portion to be determined based on a linear prorating of the cost of such bonds with Sellers bearing the cost with respect to the portion of the Contracts performed prior to the Closing Date and Purchasers bearing the cost with respect to the portion of the Contracts to be performed on or after the Closing Date.


                                  ARTICLE VIII

                                   NO COMPETE

                  8.1 TRADE SENSITIVE INFORMATION. Lemire acknowledges that as the shareholder of the Sellers he has become aware of "trade sensitive" information of the Sellers, that such information has been kept confidential by the Sellers and that the scope of the Businesses of the Sellers are extensive and, therefore, during his association with the Sellers, and for the next succeeding period of two (2) years after the expiration or termination of his employment by either Seller (the "Restricted Period"), Lemire shall not, directly or indirectly (whether as an employee, director, owner, stockholder, consultant, representative, distributor or partner [limited or general] or otherwise), except in his capacity as an employee of Purchasers, engage in any business or activity, within a 250 mile radius of the St. Louis or Chicago Offices, which is the minimal geographic region and Restricted Period which would afford the Sellers reasonable protection, that is directly or indirectly engaged in either Business in any capacity including, but not limited to, as a partner, shareholder, principal, agent, distributor, representative, supplier, trustee, employee or consultant. Lemire acknowledges that his training enables him to obtain employment in many different areas of endeavor and to work for different types of employers, so it will not be necessary for him to violate the provisions of this instrument in order to secure other employment satisfactory to him and earn a living.

                  8.2 NON-SOLICITATION. Lemire agrees that during the Restricted Period (notwithstanding whether the scope of such obligation has been shortened or such obligation has been otherwise found to be unenforceable), he will not, either directly or indirectly, for himself or for any other person or entity, call on, solicit, or take away, or attempt to call on, solicit or take away, any past, present or prospective employee or customer of the Purchasers or the Sellers or any of their respective affiliates. Lemire recognizes and affirms that he has received and will receive and may generate information not available to the public or competitors relating to the inventions, improvements, designs, sketches, drawings, formulas, compilations, know-how, computer software, ideas, engineering tolerances, corporate opportunities, technical data, trade secrets and industrial secrets of the Purchasers and the suppliers to and clients and customers of the Purchasers including, but not limited to, past, present and prospective costs and prices, terms and conditions of sale and practices, actual and prospective customers, suppliers and clients of the Purchasers including, but not limited to, past, present and prospective costs and prices, terms and condition of sale and practices and customer contact persons, plans of the Purchasers, business, research, development, marketing or industrial plans and projects of the Purchasers, other Purchasers' information which is of a confidential nature, confidential information with respect to persons, firms or corporations with whom the Purchasers are affiliated or of actual and prospective customers, employees, representatives, clients and distributors of the Purchasers, internal budgets, profit and loss and other financial data, manufacturing plans and procedures and information storage and retrieval systems. Lemire covenants to keep any and all such knowledge and information in confidence and shall not, at any time, during or after his employment with the Purchasers, except as required by law or in the conduct of the Purchasers' business or authorized specifically, in writing, by the Purchasers, publish, disclose or use or authorize anyone else to publish, disclose or use any of such knowledge or information. Lemire further agrees that compliance with the restriction covenants contained in Section 8.1 and 8.2 hereof are conditions precedent to the receipt of any and all payments from the Purchasers to which Lemire would otherwise be entitled pursuant to section 1.4 hereof.

                  8.3 REMEDIES. Lemire agrees that any breach or threatened breach of any of the covenants contained in the Agreement would cause immediate, material and irreparable harm to the Purchasers and that money damages would not, alone, provide an adequate remedy to the Purchasers. The Purchasers shall have all of the rights and remedies available under law, or in equity, including, but not limited to, injunctive relief, to a party enforcing any such covenants, each of such rights and remedies to be independent of the other and severally enforceable including, but not limited to, the right to have such covenants specifically enforced by any court of competent jurisdiction and the right to require any violating party to account for, and pay over to, the Purchasers, all net benefits derived or received by such violating party, or any of its subsidiaries or affiliates, as a result of any such breach of the covenants herein together with interest thereon, from the date of receipt of any such net benefit, until such sums are received by the Purchasers, at that interest rate equal to the lesser of (A) the highest rate permitted by applicable law or (B) the interest rate per annum announced, from time to time, by Mellon Bank, N.A., Pittsburgh, Pennsylvania office, as its "prime rate", and no violating party, nor any subsidiary or affiliate thereof, shall raise as a defense to the granting of any such relief that the person requesting such relief has an adequate remedy at law.

                  8.4 ENFORCEMENT. If any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this
Article VIII are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Article VIII shall thereby be reformed.


                                   ARTICLE IX

                           ITEMS DELIVERED AT CLOSING

                  9.1 ITEMS DELIVERED BY SELLERS. In addition to, and without limiting any of the other provisions of the Agreement, Sellers agree to deliver or cause to be delivered to Purchasers at the Closing contemporaneously with the execution and delivery of this Agreement:

                           (a) a bill of sale for the Assets, and the Sellers
agree to deliver such other instruments of transfer of title as may be necessary and desirable in order to effect transfer of the Assets to Purchasers, duly executed by Sellers;

                           (b) certificates signed on behalf of each Seller by
an authorized officer of each Seller certifying as to (i) true and correct copies of all corporate action taken by each

Seller in connection with the Agreement, and (ii) the names, true signatures and incumbency of the officer or officers of each Seller authorized to execute and deliver this Agreement;

                           (c) an assignment and assumption agreement in the
form attached hereto as Exhibit A relating to the assignment by Sellers and the assumption by Purchasers of the Assumed Liabilities (the "Assignment and Assumption Agreement"), duly executed by Sellers;

                           (d) employment agreements in the form attached hereto
as Exhibit B, duly executed by the within named employer, which shall include a covenant not to compete acceptable in form to Purchasers (the "Employment Agreements"); and

                           (e) a true and complete list of all Closing Date
Accounts (the "Closing Date Accounts Statement");

                           (f) the assignments and certifications with respect
to the Office Lease as described in Section 7.3 hereof, to be delivered as soon as possible following the Closing; and

                           (g) a lease agreement in the form attached hereto as
Exhibit C, duly executed by the within named lessor (the "Lease Agreement") with respect to the premises located at 8410-8412 Manchester Road, Brentwood, Illinois (the "St. Louis Office").

                  9.2 ITEMS DELIVERED BY PURCHASERS. In addition to, and without limiting any of the other provisions of the Agreement, Purchasers agree to deliver or cause to be delivered to Sellers at the Closing contemporaneously with the execution and delivery of this Agreement:

                           (a) the Closing Date Purchase Price and the Cash
Purchase Price;

                           (b) the Assignment and Assumption Agreement in the
form attached hereto as Exhibit A, duly executed by Purchasers;

                           (c) a certificate signed on behalf of Purchasers by
an authorized officer of Purchasers certifying as to (i) true and correct copies of all corporate action taken by Purchasers in connection with this Agreement, and (ii) the name, true signatures and incumbency of the officer or officers of the Purchasers authorized to execute and deliver this Agreement; and

                           (d) the Employment Agreements in the form attached
hereto as Exhibit B duly executed by Purchasers.

                           (e) the Lease Agreement in the form attached hereto
as Exhibit C, duly executed by Purchasers.

                  9.3 OTHER ITEMS TO BE DELIVERED FOLLOWING CLOSING. Purchasers and Sellers each agree to deliver at or after the Closing such other instruments, certificates or documents as may reasonably be requested by Sellers or Purchasers, as the case may be, or their respective counsel, in connection with the transactions contemplated by this Agreement.


                                    ARTICLE X

                                 INDEMNIFICATION

                  10.1 GENERAL INDEMNIFICATION.

                           (a) Sellers and Lemire, on the one hand, and
Purchasers and PDGE, on the other hand, shall each indemnify, defend, and hold the other and its successors and assigns harmless from and against all damages, losses and expenses suffered or paid as a result of any and all claims, demands, suits, penalties, causes of action, proceedings, judgments, administrative and judicial orders and liabilities (including reasonable counsel fees incurred in litigation or otherwise) assessed, incurred or sustained by or against such other party and its successors, assigns, employees, contractors and agents with respect to or arising out of any breach by the indemnifying party of its warranties, representations, covenants or agreements hereunder.

                           (b) Purchasers and PDGE jointly and severally agree
to save and hold harmless and indemnify Sellers and Lemire from and against all obligations, liabilities, claims, and expenses arising out of Purchasers' possession, ownership, or operation of the Assets from and after it receives possession of the Assets on the date of Closing or arising out of the Assumed Liabilities.

                           (c) Sellers and Lemire jointly and severally agree to
save and hold harmless and indemnify Purchasers and PDGE from and against all obligations, liabilities, claims, and expenses arising out of Sellers' possession, ownership, or operation of the Assets and the Businesses at all times prior to the time at which Purchasers receives possession of the Assets on the date of Closing including, but not limited to, the Excluded Liabilities.

                  10.2 OBLIGATIONS OF THE INDEMNITOR AND INDEMNITEE. Any party that proposes to assert the right to be indemnified under this Article X with respect to any claim, action, suit or proceeding (for purposes of this Article X, the "Indemnitee") shall, promptly after receipt of notice of any such claim or commencement of any such action, suit or proceeding, notify the other party (for purposes of this Article X, the "Indemnitor") in writing of the assertion of such claim or commencement of such action, suit or proceeding, enclosing copies of all applicable papers received; provided, however, that the failure to so notify the Indemnitor shall not relieve a party from any obligation to indemnify under this
Article X except to the extent the Indemnitor is actually materially disadvantaged by such failure to give notice. The Indemnitor shall have the right and obligation to assume the defense of any claim, action, suit or proceeding with respect to which indemnification is being sought under this
Article X with counsel reasonably satisfactory to the Indemnitee. The Indemnitee shall have the right to employ its own counsel, but the fees and expenses of such counsel shall be at the sole expense of the Indemnitee; provided, however, that if the Indemnitee reasonably concludes that there are legal defenses available to it that are different from or inconsistent with the defenses available to the Indemnitor and which Indemnitor refuses to assert on Indemnitee's behalf after request is made by Indemnitee, then Indemnitee's separate counsel may participate in the defense of the action at the Indemnitor's expense. The Indemnitor shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. The Indemnitee shall cooperate with the Indemnitor in the defense of any such claim, action, suit or proceeding to the extent reasonably requested by the Indemnitor, and shall provide all information, evidence, assistance and authority necessary to enable the Indemnitor to conduct a proper defense. Both parties agree to make witnesses available and to provide any reasonably requested technical assistance to the other party to pursue or defend any litigation against third parties arising out of or relating to this Agreement, whether or not the party upon which such request is made is a party to such litigation.

                  10.3 FAILURE TO DEFEND ACTION. Should a party be entitled to indemnification under Section 10.1 hereof as a result of a claim by a third party and, after the Indemnitee has complied with the provisions of Section 10.2, the Indemnitor fails to assume the defense of such claim, the Indemnitee shall, at the expense of the Indemnitor, contest or settle such claim. No such contest need be made, and settlement or full payment of any such claim may be made (with such Indemnitor remaining obligated to indemnify the Indemnitee under Section 10.1 hereof), if, in the written opinion of the Indemnitee's counsel, such claim is meritorious.

                  10.4 LIMITATION. The obligations of each party to indemnify the other hereunder are subject to the following limitations:

                           (a) In case any event shall occur that would
otherwise entitle a party to assert a claim for indemnification under Section
10.1 hereof, no losses shall be deemed to have been sustained by such party to the extent of any proceeds (net of taxes and collection costs) received by such party from any insurance policies maintained by or on behalf of such party with respect to such losses. The parties agree to submit a claim or claims under such insurance policies prior to making a request for indemnification hereunder. Further, the parties, to the fullest extent possible to do so, waive any right of subrogation against the other with respect to any such claim or loss; and

                           (b) A party shall not be entitled to indemnification
hereunder until the sum of all losses to which indemnification shall apply exceeds Ten Thousand and 00/100 Dollars ($10,000.00); once losses exceed such amount, such party shall be entitled to indemnification for only the losses in excess of $10,000.

                  10.5 SURVIVAL OF INDEMNITY. The provisions of this Article X shall survive completion of the transactions hereunder or termination, cancellation, or expiration of this Agreement for a period of three (3) years from the Closing Date; provided, however, that the provisions of Section 10.1(a) shall survive for a period equal to the survival periods set forth in

Section 11.5 hereof for the representations and warranties of Sellers and Purchasers for a period of three (3) years from the Closing Date. All such provisions shall apply to the full extent permitted by law.


                                   ARTICLE XI

                                  MISCELLANEOUS

                  11.1 TERMINATION. The Agreement may be terminated by (a) the mutual written agreement of Purchasers and Sellers at any time prior to Closing;
(b) by Purchasers if there has been (i) a material misrepresentation or breach of warranty of Sellers contained in this Agreement, or (ii) a material breach by Sellers of a covenant of Sellers contained in this Agreement; (c) by Sellers if there has been (i) a material misrepresentation or breach of warranty on the part of Purchasers contained in this Agreement, or (ii) a material breach by Purchasers of a covenant of Purchasers contained in the Agreement.

                  11.2 EXPENSES. Sellers will pay all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in the Agreement to be performed or complied with by Sellers. Purchasers will pay all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in the Agreement to be performed or complied with by Purchasers.

                  11.3 GOVERNING LAW. The Agreement shall be governed by, and construed in accordance with, the internal laws, and not the law of conflicts, of the Commonwealth of Pennsylvania.

                  11.4 ENTIRE AGREEMENT; MODIFICATION, WAIVER. The Agreement, including the exhibits and schedules hereto, constitutes the entire agreement between Sellers and

Purchasers pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof except as may be set forth herein or in documents delivered pursuant hereto. To the fullest extent permitted by applicable law, unless otherwise expressly provided herein, no supplement, modification, waiver or termination of the Agreement shall be binding unless executed, in writing, by the parties to be bound thereby. No waiver of any provision of the Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  11.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers and Lemire, on the one hand, and Purchasers and PDGE, on the other hand, contained in this Agreement and all Schedules hereto and in any documents, statements or certificates furnished or to be furnished to either party in connection therewith, shall survive for a period of three (3) years following the Closing Date, other than with respect to claims asserted in writing prior to such three (3) year anniversary of the Closing Date. Notwithstanding the foregoing, (a) Sellers' representations and warranties as to title contained in Section 3.3 shall survive forever and (b) Sellers' representations and warranties with respect to tax matters contained in
Section 3.14 shall survive the Closing Date until the applicable statute of limitations period.

                  11.6 COLLECTION OF ACCOUNTS RECEIVABLE.

                           (a) For a period of not to exceed eighteen (18)
months following the Closing (the "Collection Period") Purchasers agrees to use its best efforts to collect all Closing Date Accounts reflected on the Closing Date Accounts Statement in a manner consistent with collection practices of Sellers prior to the Closing Date but shall not be required to (i) initiate any litigation against any account debtor or (ii) refer any such Closing Date Accounts to a collection agency.

                           (b) Purchasers shall deliver to Sellers within a
reasonable period of time after the receipt thereof not to exceed ten (10) days during the Collection Period any and all amounts collected by Purchasers in respect of the Closing Date Accounts.

                           (c) For purposes of determining collection of any
Closing Date Accounts from account debtors with whom Purchasers shall do business after the Closing Date, any amounts paid by such account debtors to Purchasers shall be deemed to be for the oldest outstanding Closing Date Accounts of such debtor.

                  11.7 NOTICES. All notices, consents, requests, reports, demands or other communications hereunder shall be in writing and may be delivered personally, by registered or certified mail, return receipt requested, by nationally recognized air courier service, by telegram or by facsimile transmission, to the addresses indicated below:

                  If to Sellers:
                                    c/o William A. Lemire
                                    8412 Manchester Road
                                    Brentwood, MO 63144
                  with copies to:

                                    Alan R. Blank, Esquire
                                    Stoel Rives LLP
                                    700 N.E. Multnomah, Suite 950
                                    Portland, OR 97232

                                    and

                                    Kevin M. Short
                                    Douglas Group
                                    731 Old Frontenac Square
                                    St. Louis, MO 63131

                  If to Purchasers:

                                    Project Development Group
                                    c/o PDG Environmental, Inc.
                                    300 Oxford Drive
                                    Monroeville, Pennsylvania 15146
                                    Attention:  John C. Regan
                                    Fax No.:  412-856-6914


or to such other address or such other person as the addressee party shall have last designated by prior written notice to the other party. Notices given by registered or certified mail shall be deemed to have been given four (4) business days following deposit in the mail with postage pre-paid. All other notices shall be deemed to have been given when received. Notices given by facsimile transmission shall be followed by a copy thereof deposited in the mail within twenty-four (24) hours following facsimile transmission.

                  11.8 COUNTERPARTS. The Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

                  11.9 HEADINGS. The article and section headings in the Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

                  11.10 RECORD RETENTION. The parties hereto agree to retain, for a period of three (3) years from and after the Closing Date (or such longer period as may be required by applicable law or contract), and to make available to each other and their respective agents, counsel, employees or representatives, upon reasonable notice, all the books, records and documents (including records with respect to accounts receivable, accounts payable and the general ledger maintained on magnetic tape or any other electronic medium) relating to the Businesses which existed on the date preceding the Closing Date and which were in its possession. During said three (3) year (or longer) period and for the next succeeding one (1) year period, Sellers and Purchasers shall furnish each other not less than thirty (30) days' prior written notice of the planned destruction of any such records so that such party may assume, upon request, ownership of such records which would otherwise have been destroyed.

                  11.11 GENDER AND NUMBER. Any personal pronouns used in the Agreement shall include the other gender, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural and vice versa, whenever and as often as may be appropriate.

                  11.12 SEVERABILITY. If any provision of the Agreement or the application thereof shall be held to be invalid, illegal or unenforceable, the remainder of the Agreement shall remain in full force and effect and each court making any such determination is requested to amend such provision in order that it may, in such amended version, be enforceable.

                  IN WITNESS WHEREOF, the parties have caused the Agreement to be duly executed as of the date first above written.

Attest:                                Seller:

                                       Environmental Control & Abatement, Inc.



By: /s/ BETSY KIRCHOFF                 By: /s/ WILLIAM A. LEMIRE
   ----------------------------           ---------------------------


Title: Secretary                       Title: President
      -------------------------              ------------------------


Attest:                                Seller:

                                       Environmental Remediation Services, Inc.



By: /s/ WILLIAM A. LEMIRE              By: /s/ BETSY KIRCHOFF
   ----------------------------           ---------------------------

Title: President                       Title: President
      -------------------------              ------------------------


Witness:


/s/ KEVIN M. SHORT                     /s/ WILLIAM A. LEMIRE
-------------------------------        ------------------------------
                                       William A. Lemire


Attest:                                Purchasers:

                                       Project Development Group, Inc.



By: /s/ TODD B. FORTIER                By: /s/ JOHN  C. REGAN
   ----------------------------           ---------------------------


Title: Chief Financial Officer         Title:   President & CEO
      -------------------------              ------------------------


Attest:                                Purchaser:



                                       PDG, Inc.

By: /s/ TODD B. FORTIER                By:  /s/ JOHN C. REGAN
   ----------------------------           ---------------------------


Title: Chief Financial Officer         Title:  President & CEO
      -------------------------              ------------------------

Attest:                                PDG Environmental, Inc.


By: /s/ TODD B. FORTIER                By: /s/ JOHN C. REGAN
   ----------------------------           ---------------------------


Title: Chief Financial Officer         Title: President & CEO
      -------------------------              ------------------------



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